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                                                                    EXHIBIT 2.11

                               FIRST AMENDMENT TO


                             CONTRIBUTION AGREEMENT


                                  BY AND AMONG


                         EIG OPERATING PARTNERSHIP, L.P.

                                       AND

                           EXCEL REALTY PARTNERS, L.P.


                          Dated as of November 6, 2002

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                    FIRST AMENDMENT TO CONTRIBUTION AGREEMENT

        This FIRST AMENDMENT TO CONTRIBUTION AGREEMENT (this "Agreement"), dated as of November 6, 2002 by and among EIG Operating Partnership, L.P., a Delaware limited partnership ("Seller") and Excel Realty Partners, L.P., a Delaware limited partnership ("Purchaser").

                                    RECITALS:

        A. Seller and Purchaser entered into that certain Contribution Agreement dated as of October 17, 2002 (the "Purchase Agreement").

        B. The parties hereto desire to modify certain terms of the Purchase Agreement.

        NOW THEREFORE, in consideration of the terms, covenants and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

                                  I. AMENDMENTS

        1.1 Except to the extent that the matters set forth on SCHEDULE 1.5 attached to this Agreement are designated as covered by Section 3.4(f) of the Purchase Agreement, the parties hereto agree that the matters on SCHEDULE 1.5 attached to this Agreement shall be deemed to be Due Diligence Title Objections and Rejected Due Diligence Title Objections. Any title documents, zoning reports or surveys or updates thereto that were received on or after November 4, 2002, shall be deemed as if same were received after the expiration of the Contract Due Diligence Period.

        1.2 The form of Partner Schedule attached to the Disclosure Schedule is hereby deleted and replaced with the form of Partner Schedule attached hereto as EXHIBIT A.

        1.3 The defined term "Significant Adjustment" shall not include any of the following adjustments: (i) adjustments to the Purchase Price made under Sections 2.4 (excluding 2.4(e)(i)), 3.4(g), 7.6(a), and 7.6(b) of the Purchase Agreement, (ii) adjustments to the Purchase Price with respect to the Assumed Indebtedness, (iii) any adjustment to the Purchase Price due to a Tenant exercising its purchase option, and (iv) as long as the property commonly known as Normandy Square, 7900 Normandy Boulevard, Jacksonville, Florida is sold to Purchaser or its Affiliate the reduction due to dropping the property commonly known as Circuit City Plaza, 9282 Watson Road 1868 Crestwood, Missouri. In addition, the phrase "(which figure shall include the Mars Deposit)" shall be deleted from the definition of Significant Adjustment and shall not be included therein.

        1.4 Section 2.4(e) of the Purchase Agreement (Lease Expenses) is deleted in its entirety and replaced with the following:

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                (i)     "2.4(e) NOI LEASES. (i) "NOI Leases" shall mean
collectively, (x) the tenant leases set forth on SCHEDULE 2.4(e) attached hereto in accordance with the terms and conditions as set forth on SCHEDULE 2.4(e) attached hereto and other customary terms and conditions for similar leases in the Properties (which, except as noted on Schedule 2.4(e), shall include pro rata recoveries for all extras and expenses) and (y) a lease first entered into after the date of the First Amendment to this Agreement to a different Tenant than as set forth on Schedule 2.4(e) attached hereto, provided (i) such Tenant is reasonably acceptable to Down REIT , (ii) such Tenant's use shall not violate any exclusive or other use restriction granted to another Tenant at the same Property the proposed lease is for, (iii) such Tenant is not currently a Tenant at the Property in question, except for expansions of existing Tenant's leasehold interest and then only to the extent of the additional NOI resulting therefrom, (iv) such Tenant shall have a credit rating (or otherwise creditworthy) as reasonably acceptable to Down REIT and (v) such lease shall have a lease term of not less than three years and shall otherwise contain other customary terms and conditions for similar leases in the Properties (which shall include pro rata recoveries for all extras and expenses), and (z) any other tenant lease approved by Down REIT , in its sole discretion, as an NOI Lease between the date hereof and the Closing Date. Prior to Closing, Seller shall and shall cause its Subsidiaries to endeavor with due diligence and in good faith to execute all NOI Leases in clause (x) above pursuant to the terms set forth on
SCHEDULE 2.4(e) attached hereto. If the annual base rent (exclusive of recoveries and extras) from the NOI Leases under all Sale Agreements that are in full force and effect (the "In Place NOI Lease Amount") at Closing is less than the total annualized base rent for the tenants listed on Schedule 2.4(e) (the "Target Amount", which assuming no Property that is on SCHEDULE 2.4(e) attached hereto is dropped shall be $667,727 and only if a Property on SCHEDULE 2.4(e) attached hereto is dropped shall it be appropriately adjusted by reducing same by the allocated amount to such dropped Property) (taking into account all NOI Leases under all Sale Agreements) then the Down REIT shall receive a credit against the Consideration in an amount (the "NOI Holdback") equal to 10 times the difference (without duplication under any Sale Agreement) of the Target Amount less the In Place NOI Lease Amount at Closing. In the event the In Place NOI Lease Amount is less than the Target Amount as of the Closing, Seller shall deliver to the Down REIT , at the Closing, a "NOI Lease Prospect Schedule" which shall identify specific vacancies at specific Properties and the then existing prospects for such vacancies which comply with clause (x) or (y) above, for which and to whom Seller shall have the right to continue to market on a non-exclusive basis for the period not to exceed 90 days following Closing. Seller shall provide to Down REIT on or before 100 days after the Closing a written schedule of the NOI Leases that are executed between the Closing and the 90th day thereafter, or such earlier date that the In Place NOI Lease Amount equals the Target Amount, and Down REIT shall pay to Seller within two (2) Business Days an amount (when aggregated under all Sale Agreements) equal to (but not greater than the aggregate amount of the NOI Holdback under all Sale Agreements) 10 times the annual base rent (exclusive of recoveries and extras) of all NOI Leases entered into after the Closing that are in full force and effect on the first to occur of (i) the date of Seller's written schedule or
(ii) the 90th day after the closing ((i) or (ii), as applicable, the "Adjustment Date"), less the Lease Expenses paid or required to be paid by Down REIT or incurred by Down REIT in respect of such NOI Leases entered into after the Closing and less the 2003 Rent Credit Adjustment (however, if such amount is negative then it will be plus such amount). No Lease shall be deemed to be a NOI Lease if it replaces a vacancy at any Property which was not vacant as of the date of the First Amendment to this Agreement and no Lease entered into after Closing

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shall be an NOI Lease if it was not on the NOI Lease Prospect Schedule and does not otherwise comply with the requirements to be an NOI Lease.

                (ii) In addition Down REIT shall receive a credit against the Consideration at Closing in the amount of the 2003 Rent Credit calculated with respect to all NOI Leases in full force and effect as of the Closing.

                (iii)   The following terms are defined for use in this
Agreement:

                        (A) The "Percentage Amount" is determined by dividing the 2003 Base Amount by the Target Amount;

                        (B) The "Total 2003 Base Amount That Should Be Obtained" is determined by multiplying the Percentage Amount by the In Place NOI Lease Amount (as of the date of such calculation);

                        (C) The "2003 Rent Credit" is determined by subtracting from the Total 2003 Base Amount That Should Be Obtained the total base rent (exclusive of recoveries and extras) for all NOI Leases (in place at the time of such calculation) to be paid during calendar year 2003, but such amount shall never be less than Zero;

                        (D) The "2003 Rent Credit Adjustment" is determined calculating the 2003 Rent Credit as of the Adjustment Date and subtracting therefrom the 2003 Rent Credit credited against the Consideration as of the Closing; and

                        (E) The "2003 Base Amount" is the total base rent (exclusive of recoveries and extras) to be paid during calendar year 2003 assuming that each of the tenant leases set forth on
                SCHEDULE 2.4(e) were to commence on the commencement date set forth for each of the tenant leases on SCHEDULE 2.4(e) attached hereto (which assuming no Property that is on SCHEDULE 2.4(e) is dropped shall be $601,054 and only if a Property on SCHEDULE 2.4(e) is dropped shall it be appropriately adjusted by reducing same by the allocated amount to such dropped Property).

                (iv) Down REIT shall receive, without duplication, a credit against the Consideration for any and all Lease Expenses to the extent that they have been incurred (or will be incurred under any signed Lease) but not paid by Seller or the owner of the Property prior to Closing. Each party will make available to the other all records, bills, vouchers and other data in such party's control verifying Lease Expenses and the payment thereof."

                In addition, the definition of "Lease Expenses" is deleted and replaced with the following:

        ""Lease Expenses" means, collectively, any and all leasing commissions, tenant improvements, allowances (including free rent), and lease buyout costs and expenses of Seller or the Assigning Subsidiaries prior to Closing arising out of or in connection with any Lease (whether or not they are due and payable) and any of the same that will be incurred by Down

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REIT for any NOI Lease signed after the Closing. Lease Expenses shall include, without limitation, (a) brokerage commissions and fees payable pursuant to a commission agreement or Lease to effect any such leasing transaction (including, without limitation, any fees owed to an affiliated or third-party property manager or leasing agent), (b) expenses incurred for repairs, improvements, equipment, painting, decorating, partitioning and other items to satisfy the tenant's requirements with regard to such leasing transaction, and (c) expenses incurred for the purpose of satisfying or terminating the obligations of a Tenant under a new Lease to the landlord under another lease (whether or not such other lease covers space in any Property)."

        1.5     The NOI Leases shall be subject to the terms and conditions of
Section 6.2 of the Purchase Agreement and in addition, Seller will not, and will cause its Subsidiaries not to, enter into any NOI Lease for any tenant space set forth on Schedule 2.4(e) that is not on the same terms and conditions set forth on Schedule 2.4(e) to this Agreement, whether or not same falls within the Leasing Guidelines without Down REIT 's prior written consent in each instance, which consent will not be unreasonably withheld, delayed or conditioned.

        1.6 All reductions in Consideration shall be allocated to the Property that such adjustment or credit was applicable to.

        1.7 If Martin's Super Market at the Property commonly known as Elkhart Plaza West, 1200 North Nappanee Street, Elkhart, Indiana does not waive its right to purchase such Property in connection with the transactions contemplated under the Purchase Agreement, then the Tax Protection Agreement shall be modified (prior to Closing), to Purchaser's reasonable satisfaction, to carve out the transfer (sale) of such Property to Martin's Super Market pursuant to the terms of its lease from Article 2 of the Tax Protection Agreement, such that no tax protection shall be given.

        1.8 Section 12.6 of the Purchase Agreement is hereby amended to change "20 days" and "45 days" to "10 days."

                                II. MISCELLANEOUS

        2.1 DEFINED TERMS: All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement. The term "this Agreement" in the Purchase Agreement shall be deemed to be the Purchase Agreement and all amendments thereto.

        2.2 ADMINISTRATION AND INTERPRETATION: The administration provisions, including, without limitation, the notice, governing law, and counterparts provisions of the Purchase Agreement are incorporated herein.

        2.3 EXHIBITS AND SCHEDULES: The Recitals to this Agreement and the Exhibits and Schedules attached hereto are hereby incorporated by reference into the body of this Agreement and made a part hereof.

        2.4 AMENDMENT: Except as specifically herein set forth, all of the terms, covenants and conditions of the Purchase Agreement shall remain unmodified, in full force and effect and shall be binding upon the parties hereto and their respective successors and assigns.

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                         [REMAINDER OF PAGE LEFT BLANK]

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        IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                               EIG OPERATING PARTNERSHIP, L.P.

                               By: EIG Realty, Inc., its general partner

                                   By: /s/ George B. Huber
                                       -------------------------------------
                                   Name: George B. Huber
                                   Title: Chairman



                               EXCEL REALTY PARTNERS, L.P.

                               By: New Plan Excel DRP Trust, its general partner

                                   By: /s/ Steven F. Siegel
                                       -------------------------------------
                                   Name: Steven F. Siegel
                                   Title: Executive Vice President

New Plan Excel Realty Trust, Inc. joins in this Agreement to irrevocably and unconditionally guarantee the performance by Purchaser of all of Purchaser's obligations under this Agreement (including, without limitation, all performance, indemnification and payment obligations of Purchaser) as same may be further amended from time to time:

NEW PLAN EXCEL  REALTY TRUST, INC.


By:     /s/ Steven F. Siegel
        ----------------------------------------
        Name:  Steven F. Siegel
        Title:  Executive Vice President

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